Exhibit 16.1

August 21, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 21, 2015, of Universal American Corp. and are in agreement with the statements contained in the second and third paragraphs of Item 4.01. (a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP